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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

GENITOPE CORPORATION

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

37229P 50 7

(CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☑ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

13G
CUSIP No. 37229P 50 7			Page 2 of 15 Pages

1.	Name of Reporting Person: Stanford C. Finney, Jr.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: USA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,112,500

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,112,500

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,112,500[1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 7.4%

12.	Type of Reporting Person: IN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1 Stanford C. Finney, Jr. has sole voting power with regard to 2,112,500 shares of Common Stock he beneficially owns which includes: (1) 230,000 shares of Common Stock beneficially owned by Rainbow Futures Partners, Ltd., of which Rainbow Trading Corporation is the general partner, of which Mr. Finney is the President; (2) 353,121 shares of Common Stock beneficially owned by Rainbow Investors, of which Mr. Finney is a general partner; (3) 357,193 shares of Common Stock beneficially owned by Rainbow Trading Corporation, of which Mr. Finney is the President; (4) 345,503 shares of Common Stock beneficially owned by Rainbow Trading Systems, Inc. of which Mr. Finney is the President; (5) 23,000 shares of Common Stock beneficially owned by Stingray Partners, of which Mr. Finney is a general partner; (6) 47,724 shares of Common Stock beneficially owned by Pinehurst Investment Partners, of which Mr. Finney is a general partner; (7) 474,988 shares of Common Stock owned by Mr. Finney in his individual capacity, (8) 259,333 shares of Common Stock issuable to Mr. Finney upon the exercise of an outstanding warrant; and (9) 26,638 shares of Common Stock issuable to Mr. Finney upon the exercise of outstanding vested options.

13G
CUSIP No. 37229P 50 7			Page 3 of 15 Pages

1.	Name of Reporting Person: Rainbow Futures Partners, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 230,000

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 230,000

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 230,000[2]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.8%

12.	Type of Reporting Person: PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

2 Represents shares remaining after pro rata partnership distribution of 101,507 shares, of which 23,710 shares were distributed to Stanford C. Finney, Jr. and 3,390 shares were distributed to Rainbow Trading Corporation.

13G
CUSIP No. 37229P 50 7			Page 4 of 15 Pages

1.	Name of Reporting Person: Rainbow Investors		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 353,121

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 353,121

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 353,121

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 37229P 50 7			Page 5 of 15 Pages

1.	Name of Reporting Person: Rainbow Trading Corporation		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 587,193

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 587,193

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 587,193[3]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.3%

12.	Type of Reporting Person: CO

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

3 Rainbow Trading Corporation has sole voting and dispositive power with regard to 587,193 shares of Common Stock it beneficially owns which includes: (1) 230,000 shares of Common Stock beneficially owned by Rainbow Futures Partners, Ltd., of which Rainbow Trading Corporation is the general partner and (2) 357,193 shares of Common Stock which it owns directly.

13G
CUSIP No. 37229P 50 7			Page 6 of 15 Pages

1.	Name of Reporting Person: Rainbow Trading Systems, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 345,503

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 345,503

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 345,503

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: CO

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 37229P 50 7			Page 7 of 15 Pages

1.	Name of Reporting Person: Rainbow Trading Venture Partners, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0[4]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

4 Represents shares remaining after pro rata partnership distribution of 89,893 shares, of which 29,995 shares were distributed to Stanford C. Finney, Jr. and 3,745 shares were distributed to Rainbow Trading Systems, Inc.

13G
CUSIP No. 37229P 50 7			Page 8 of 15 Pages

1.	Name of Reporting Person: Stingray Partners		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 23,000

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 23,000

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 23,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%

12.	Type of Reporting Person: PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

13G
CUSIP No. 37229P 50 7			Page 9 of 15 Pages

1.	Name of Reporting Person: Shinnecock Investment Partners		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0 5

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

5 Represents shares remaining after pro rata partnership distribution of 56,057 shares, of which 28,028 shares were distributed to Stanford C. Finney, Jr.

13G
CUSIP No. 37229P 50 7			Page 10 of 15 Pages

1.	Name of Reporting Person: Pinehurst Investment Partners		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 47,724

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 47,724

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 47,724

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%

12.	Type of Reporting Person: PN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

STATEMENT ON SCHEDULE 13G

Item 1(a).	Name of Issuer:

Genitope Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

527 Penobscot Drive, Redwood City, CA 94063

Item 2(a).	Names of Person Filing:

Stanford C. Finney, Jr.
Rainbow Futures Partners, Ltd.
Rainbow Investors
Rainbow Trading Corporation
Rainbow Trading Systems, Inc.
Rainbow Trading Venture Partners, Ltd.
Stingray Partners
Shinnecock Investment Partners
Pinehurst Investment Partners

Item 2(b).	Business Mailing Address for the Person Filing:

c/o Spyglass Trading LP
8201 Preston Road, LB21, Ste. 440
Dallas, TX 75225

Item 2(c).	Citizenship:

Stanford C. Finney, Jr. is a citizen of the United States of America.
Rainbow Futures Partners, Ltd. is a Texas limited partnership.
Rainbow Investors is a Texas general partnership.
Rainbow Trading Corporation is a Texas corporation.
Rainbow Trading Systems, Inc. is a Texas corporation.
Rainbow Trading Venture Partners, Ltd. is a Texas limited partnership.
Stingray Partners is a Texas general partnership.
Shinnecock Investment Partners is a Texas general partnership.
Pinehurst Investment Partners is a Texas general partnership.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.001 par value per share (the “Common Stock”) of the Issuer.

Item 2(e).	CUSIP Number:

37229P 50 7

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not Applicable

Item 4.	Ownership:

(a)	Amount Beneficially Owned:

The description of ownership set forth in Cover Sheet Box 9 is incorporated herein by reference for the following reporting persons:

Stanford C. Finney, Jr.
Rainbow Futures Partners, Ltd.
Rainbow Investors
Rainbow Trading Corporation
Rainbow Trading Systems, Inc.
Rainbow Trading Venture Partners, Ltd.
Stingray Partners
Shinnecock Investment Partners
Pinehurst Investment Partners

(b)	Percent of Class Owned:

The description of percent of class set forth in Cover Sheet Box 11 is incorporated herein by reference for the following reporting persons:

Stanford C. Finney, Jr.
Rainbow Futures Partners, Ltd.
Rainbow Investors
Rainbow Trading Corporation
Rainbow Trading Systems, Inc.
Rainbow Trading Venture Partners, Ltd.
Stingray Partners
Shinnecock Investment Partners
Pinehurst Investment Partners

(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

The description of the number of shares subject to sole voting power set forth in Cover Sheet Box 5 is incorporated herein by reference for the following reporting persons:

Stanford C. Finney, Jr.
Rainbow Futures Partners, Ltd.
Rainbow Investors
Rainbow Trading Corporation
Rainbow Trading Systems, Inc.
Rainbow Trading Venture Partners, Ltd.
Stingray Partners
Shinnecock Investment Partners
Pinehurst Investment Partners

(ii) shared power to vote or to direct the vote:

The description of the number of shares subject to shared voting power set forth in Cover Sheet Box 6 is incorporated herein by reference for the following reporting persons:

Stanford C. Finney, Jr.
Rainbow Futures Partners, Ltd.
Rainbow Investors
Rainbow Trading Corporation
Rainbow Trading Systems, Inc.
Rainbow Trading Venture Partners, Ltd.
Stingray Partners
Shinnecock Investment Partners
Pinehurst Investment Partners

(iii) sole power to dispose or to direct the disposition of:

The description of the number of shares subject to sole dispositive power set forth in Cover Sheet Box 7 is incorporated herein by reference for the following reporting persons:

Stanford C. Finney, Jr.
Rainbow Futures Partners, Ltd.
Rainbow Investors
Rainbow Trading Corporation
Rainbow Trading Systems, Inc.
Rainbow Trading Venture Partners, Ltd.
Stingray Partners
Shinnecock Investment Partners
Pinehurst Investment Partners

(iv) shared power to dispose or to direct the disposition of:

The description of the number of shares subject to shared dispositive power set forth in Cover Sheet Box 8 is incorporated herein by reference for the following reporting persons:

Stanford C. Finney, Jr.
Rainbow Futures Partners, Ltd.
Rainbow Investors
Rainbow Trading Corporation
Rainbow Trading Systems, Inc.
Rainbow Trading Venture Partners, Ltd.
Stingray Partners
Shinnecock Investment Partners
Pinehurst Investment Partners

Item 5.	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

Not Applicable

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certification:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

February 11, 2005

(Date)

Stanford C. Finney, Jr.

/s/ Stanford C. Finney, Jr.

Stanford C. Finney, Jr.

Rainbow Futures Partners, Ltd.

By: Rainbow Trading Corporation
Its General Partner

By:	/s/ Stanford C. Finney, Jr.

Name: Stanford C. Finney, Jr.
Title: President

Rainbow Investors

By:	/s/ Stanford C. Finney, Jr.
Name: Stanford C. Finney, Jr.
Title: General Partner

Rainbow Trading Corporation

By:	/s/ Stanford C. Finney, Jr.
Name: Stanford C. Finney, Jr.
Title: President

Rainbow Trading Systems, Inc.

By:	/s/ Stanford C. Finney, Jr.

Name: Stanford C. Finney, Jr.
Title: President

Rainbow Trading Venture Partners, Ltd.

By: Rainbow Trading Corporation
Its General Partner

By:	/s/ Stanford C. Finney, Jr.
Name: Stanford C. Finney, Jr.
Title: President

Stingray Partners

By:	/s/ Stanford C. Finney, Jr.
Name: Stanford C. Finney, Jr.
Title: General Partner

Shinnecock Investment Partners

By:	/s/ Stanford C. Finney, Jr.
Name: Stanford C. Finney, Jr.
Title: General Partner

Pinehurst Investment Partners

By:	/s/ Stanford C. Finney, Jr.
Name: Stanford C. Finney, Jr.
Title: General Partner